Item 77M - DWS Variable Series II

Registrant incorporates by reference its
Registration Statement on Form N-14 its
Proxy Statement
filed on July 18, 2006 (Accession No.
0001193125-06-148369).

Shareholder Meeting Results:

A Special Meeting of Shareholders (the
"Meeting") of Money Market VIP, a series of DWS
Variable Series I was held on October 19,
2006 at the offices of Deutsche Investment
Management Americas Inc., 345 Park Avenue,
New York, NY 10154. At the Meeting, the
following matter was voted upon by the
shareholders (the resulting votes are
presented below):

1. For Money Market VIP, to approve an
Agreement and Plan of Reorganization and the transactions it contemplates, including the transfer of all of the assets of Money
Market VIP into
the corresponding DWS Money Market VIP as described in the proxy statement.

Affirmative
Against
Abstain
48,059,440.623
2,769,355.205
7,230,710.389



G:\sec_reg\NSAR\2006\123106\ITem 77M
Variable Series II.doc